Exhibit 99.1

One Tellabs Center 1415 West Diehl Road

Naperville, IL 60563
United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Jan. 5, 2007

Tellabs provides preliminary estimates for fourth quarter 2006

Naperville, Ill. — Based on currently available information, Tellabs provided a preliminary revenue estimate for the fourth quarter of 2006, ended Dec. 29. Fourth-quarter 2006 revenue is expected to range from $455 million to $470 million.

Fourth-quarter GAAP earnings per share, assuming dilution, are expected to range from 5 cents to 7 cents. Non-GAAP earnings per share, assuming dilution, are expected to range from 10 cents to 12 cents. Non-GAAP earnings per share exclude charges for equity-based compensation of about 2 cents, as well as amortization of intangibles and restructuring. GAAP and non-GAAP earnings per share are reconciled in the table below.

These preliminary estimates were driven by lower than expected revenue from some large North American customers, an unfavorable shift in product mix, revenue deferrals related to a new product launch, and a lower effective tax rate.

“Uncertainty surrounding telecom industry consolidation led to lower than expected revenue in North America during the fourth quarter,” said Krish A. Prabhu, Tellabs president and chief executive officer. “We expect the revenue impact to be temporary since, as 2007 begins, our customers continue to see growing user demand for bandwidth. Tellabs remains well-positioned to benefit from this.”

Earnings Announcement and Investor Teleconference — Tellabs will announce fourth-quarter 2006 results on Tuesday, Jan. 23, with a news release at 6 a.m. Central Standard Time and an investor teleconference at 7:30 a.m. Central Standard Time, when the company will discuss its fourth-quarter results and provide its outlook for the first quarter of 2007. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 8:30 a.m. Central Standard Time Jan. 23, until 8:30 p.m. Central Standard Time on Thursday, Jan. 25, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 5534430. A podcast of the call will be available at www.tellabs.com/news/feeds/ on Jan. 23.

Reconciliation of GAAP Earnings per Share Estimate to Non-GAAP Earnings per Share Estimate

(Unaudited)

	Fourth Quarter 2006
	Low	High
Estimated GAAP earnings per share, assuming dilution	$0.05	$0.07
Add:
Estimated equity-based compensation expense	.02	.02
Estimated amortization of purchased intangible assets and restructuring	.03	.03

Estimated non-GAAP earnings, assuming dilution	$0.10	$0.12

Tellabs advances telecommunications networks to meet the evolving needs of users. Broadband solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market and the S&P 500. www.tellabs.com

Preliminary Results — These estimates are based on very preliminary information about the fourth quarter of 2006. Although the quarter is completed, the company is still in the early stages of its standard financial reporting closing procedures. Accordingly, as the company completes its normal quarter and year-end closing and auditing processes, actual results could differ from these preliminary estimates.

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the response of customers and competitors, industry consolidation and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

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INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

MEDIA CONTACT: George Stenitzer, +1.630.215.6751, george.stenitzer@tellabs.com

Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.